Exhibit 2

              AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION dated this ___ day of March, 2001, by and among Antares Capital Corp., a Colorado corporation
("Antares"), NuWays, Inc., a Delaware corporation ("Nuway"), and the shareholders of Nuway identified on Exhibit A attached hereto (the "Shareholders").

     WHEREAS, Antares desires to acquire all of the issued and outstanding stock of Nuway solely in exchange for shares of common stock of Antares;

     WHEREAS, Antares and Nuway believe that it would be in their mutual best interests and in the best interest of the shareholders of Antares for Antares to acquire all of the issued and outstanding stock of Nuway; and

     WHEREAS, Antares and Nuway desire to adopt a Plan of Reorganization in a transaction intended to qualify as a tax-free reorganization pursuant to the provisions of Section 354 and Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the parties hereby adopt this plan of reorganization and agree as follows:

1.    The Exchange

1.1 Exchange of Shares. At Closing, the Shareholders shall tender their shares of common stock in Nuway (the "Nuway Shares") to Antares and shall receive in consideration therefor 10,000 shares of common stock of Antares for each Nuway Share.

1.2. Cancellation of Certificates. At Closing, Antares shall cause to be returned certificates representing 1,600,000 shares of common stock of Antares (the "Antares Shares") in consideration for $50,000 (the "Funds") to be paid to the tendering shareholders. The Antares Shares returned for cancellation shall be represented by shares endorsed in blank or accompanied by stock powers executed in blank, in either case medallion guaranteed. The Funds and the Antares Shares shall be delivered to the escrow account of Warren Soloski, APC (the "Escrow Agent"), prior to Closing, pursuant to a separate escrow agreement. At Closing, the Escrow Agent shall deliver $25,000 of the Funds to the tendering shareholders. The Escrow Agent shall deliver the remaining $25,000 of the Funds to the tendering shareholders in the event Antares is approved for trading on any exchange other than the pink sheets on or before December 31, 2001, but if such approval is not obtained by such date, such remaining Funds shall be delivered to the Nuways on the first business day of 2002. All fees and expenses of the Escrow Agent shall be paid from amounts due the tendering shareholders from the Funds.

1.3 Reconstitution of Board. At Closing, the existing officers and directors of Antares shall resign, and new board members and officers designated by Nuway shall be appointed.

1.4 Piggyback Registration of Shares. Following Closing, shareholders of Antares prior to the Closing will continue to hold 400,000 shares of common stock in Antares (the "Old Antares Stock") If Antares at any time proposes for any reason to register its common stock under the Securities Act (except for a registration on Form S-4 or S-8) within two years of the Closing, it shall give written notice to the holders of the Old Antares Stock of its intention to so register such common stock at least 30 days before the initial filing of such registration statement. The holders of the Old Antares Stock shall be entitled to unlimited "piggyback" registration rights of any such registration. Upon the written request of any of the holders of the Old Antares Stock delivered to Antares within 20 days after delivery of any such notice by Antares specifying the number of shares proposed to be included in such registration and stating that such holder's desire to sell such shares in the public securities markets, Antares shall use its best efforts to cause all such shares to be included in such registration statement on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises Antares and the holders in writing that the inclusion of all shares of Old Antares Stock proposed to be included in such registration would interfere with the successful marketing (including pricing) of the registered shares, then Antares will have no obligation to include some or all of such shares in such registration statement. If the holders are so limited, however, no party shall sell shares in such registration other than Antares or the holders of Old Antares Stock, if any, exercising their rights to piggyback registration. All expenses incurred by Antares in complying with this paragraph, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with securities and blue sky laws, printing expenses, and fees and expenses of Antares' counsel and accountants shall be paid by Antares, except that the holders of the Old Antares Stock included in the registration statement shall be responsible for payment of any underwriting discounts and commissions relating to their shares, any registration or filing fees directly attributable to their shares, and any fees and expenses of counsel to the holders of the Old Antares Shares. Notwithstanding anything herein to the contrary, the holders of the Old Antares Shares shall not have any registration rights if the holder is eligible to sell his/her/its shares under Rule 144.

1.5 Payment of Antares Expenses. The parties agree that Nuways and Antares shall be responsible for paying up to $6,000 in accounting, legal and edgarization expenses of Antares in connection with the preparation and filing of its annual report on Form 10-KSB with the Securities and Exchange Commission for the year ended December 31, 2000.

2.   The Closing

2.1 Place and Timing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the law offices of Warren J. Soloski, 11300 W. Olympic Blvd., Suite 800, Los Angeles, CA 90064, no later than the close of business (Los Angeles, California time) on March __, 2001 or at such other place, date and time as the parties may agree in writing.

2.2 Deliveries by Antares. At the Closing, Antares shall deliver the following to Nuway:

a. Certificates representing the Antares Shares, duly endorsed for transfer and accompanied by appropriate medallion guaranteed stock powers

b.  The documents contemplated by Section 3.

c. All other documents, instruments and writings required by this Agreement to be delivered by Antares at the Closing and any other documents or records relating to Antares's business reasonably requested by Nuway in connection with this Agreement.

2.3 Deliveries by Nuway. At the Closing, Nuway and the Shareholders shall deliver the following to Antares.

a.  The Nuway Shares for delivery to Antares.

b.  The documents contemplated by Section 4.

c. All other documents, instruments and writings required by this Agreement to be delivered by Nuway or the Shareholders at the Closing.

3.  Conditions to Nuway Obligations.

The obligations of Nuway to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Nuway:

3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, or that will require any divestiture as a result of Nuway's receipt of the Antares Shares or that will require all or any part of the business of Nuway to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Nuway or Antares if this Agreement is consummated shall be pending.

3.2 Representations, Warranties and Agreements. (a) The representations and warranties of Antares set forth in this Agreement shall be true and complete in all material respects as of the closing Dates as though made at such time, (b) Antares shall have preformed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and,
(c) Nuway shall have received a certificate to that effect signed by an authorized representative of Antares.

3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of this Agreement shall have been obtained and shall be in full force and effect.

3.4 Resignation of Director. All directors of Antares whose resignations shall have been requested by Nuway shall have submitted their resignations or been removed effective as of the Closing Dates.

4.  Conditions to Antares's Obligations.

The obligations of Antares to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Antares.

4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, or that will require any divestiture as a result of Antares's receipt of the Nuway Shares or that will require all or any part of the business of Antares to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Nuway or Antares if this Agreement is consummated shall be pending.

4.2 Representations, Warranties and Agreement. (a) The representations and warranties of Nuway set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) Nuway shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) Antares shall have received a certificate to that effect signed by an authorized representative of Nuway.

4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Nuway's acquisition of the Antares Shares and Antares's acquisition of the Nuway Shares shall have been obtained and shall be in full force and effect.

5. Representations and Warranties of Antares. Antares represents and warrants to Nuway that, to the knowledge of Antares (which limitations shall not apply to Section 5.1), and except as set forth in the Antares Disclosures Letter:

5.1 Organization of Antares: Authorization. Antares is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of Antares and this Agreement constitutes a valid and binding obligation of Antares; enforceable against it in accordance with its terms.

5.2 Capitalization. The authorized capital stock of Antares consists of 100,000,000 shares of common stock, no par value, and 5,000,000 preferred shares, no par value, of which 2,000,000 common shares and no preferred shares are presently issued and outstanding. No shares have been registered under state or federal securities law. As of the Closing Date, all of the issued and outstanding shares of common stock of Antares
are validly issued, fully paid and non-assessable.   As of the Closing
Date, there will not be outstanding any warrants, options or other agreements on the part of Antares obligating Antares to issue any additional shares of common or preferred stock or any of its securities of any kind. Except as otherwise set forth herein, Antares will not issue any shares of capital stock from the date of this Agreement through the Closing Date.

5.3 No Conflict as to Antares. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Antares Shares to Nuway will (a) violate any provision of the certificate of incorporation or by-laws of Antares or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which Antares is a party or
(c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Antares.

5.4 Ownership of Antares Shares. The Antares Shares tendered pursuant to section 2.2 are free and clear of all Encumbrances, but subject to applicable, State and Federal securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments or any kind relating to the issuance, value or transfer of any equity securities or other securities of Antares.

5.5 No Conflict as to Antares and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Antares Shares to Nuway will (a) violate any provision of the certificate of incorporation or by-laws (of other governing instrument) of Antares or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the maturity of any debt of obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Antares or any of its subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Antares or any of its Subsidiaries is subject, or
(c) violate any statute of law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Antares of any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause
(b) of this Section 5.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of Antares and its Subsidiaries, taken as a whole.

5.6 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities law, no consent approval or authorization of, or declaration, filing or registration with, and Governmental Body is required to be made or obtained by Antares or Nuway or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Antares or the consummation of the exchange of the Antares Shares with Nuway.

5.7 Other Consents. No consent of any Person is required to be obtained by Antares or Nuway to the execution, delivery and performance of this Agreement or the consummation of the sale of the Antares Shares to Nuway including but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse affect on the business and financial condition of Antares or Nuway.

5.8 Financial Statements. Antares has delivered to Nuway consolidated balance sheets of Antares and its Subsidiaries as at December 31, 2000, and statements of income and changes in financial position for the period from inception to the period then ended, together with the report thereon of Antares's independent accountant (the "Antares Financial Statements").

5.9 Title to Properties. Either Antares or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal, and mixed tangible and intangible), including, without limitations, all the material properties and assets reflected in the Antares Financial Statements, and all the material properties and assets purchased or otherwise acquired by Antares or any of its Subsidiaries since the date of the Antares Financial Statements. All properties and estates reflected in the Antares Financial Statements are free and clear of all materiel Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exemptions, variances, reservations or limitations or any nature whatsoever, except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Antares Financial Statements as securing specified liabilities or obligations, with respect to which one default (or event which, with notice or lapse of time or both, would constitute a default) exist, and all of which are listed in the Antares Disclosure Letter, (b) mortgages or security interest incurred in connection with the purchase of property or assets after the date of the Antares Financial Statements (such mortgages or security interests being limited too the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Antares or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and
(d) liens for current taxes not yet due. The properties and assets of Antares and its Subsidiaries include rights, properties and other assets necessary to permit Antares and its Subsidiaries to conduct. Antares's business in all material respects in the same manner as it is conducted on the date of this Agreement.

5.10 Building, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by Antares or its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which there are being used. Antares has not received notification that it or any of its Subsidiaries are in violation of any applicable building, zoning, anti-pollution, health, safety, or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of Antares and its Subsidiaries, taken as a whole or which would require a payment by Antares or Nuway or any other their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

5.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by Antares or any of its Subsidiaries is subject to any government decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of Nuway and its Subsidiaries, taken as a whole.

5.12 Litigation. There is no action, suit, inquiry, proceeding, or investigation by or before any court of Governmental Body pending or threatened in writing against or involving Antares or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of Antares, Nuway and any of their Subsidiaries, taken as a whole, or which would require a payment by Antares or its subsidiaries in excess of $2,000 in the aggregate of which questions or challenges the validity of this Agreement. Neither Antares nor any of its Subsidiaries are subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Antares, Nuway or any of their Subsidiaries, taken as a whole, or which would require a payment by Antares or its subsidiaries in excess of $2,000 in the aggregate.

5.13 Absence of Certain Changes. Since the date of the Antares Financial Statements, neither Antares nor any of its Subsidiaries has:

a. Suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Antares and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

b. Made any changes or amendments in its certification of incorporation or by-laws, or other governing instruments;

c. Issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Security, or granted or entered into any options, warrants, calls or commitments or any kind with respect thereto;

d. Organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business

e. Borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

f. Paid, discharged or satisfied any material claim, liability, or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

g. Prepaid any material obligation having a maturity of more than 90 days form the date such obligations was issued or incurred;

h. Cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

i. Disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

j. Granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

k. Purchased or entered into any contract or commitment to purchase any material quantity or raw materials or supplies, or sold or entered into any contracts or commitments to sell any material quantity of property or assets, except (i)normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

l. Made any capital expenditures or additional to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate.

m. Written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

n. Written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

o. Entered into any collective bargaining or union contracts or agreements;

p. Other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Antares and its subsidiaries taken as a whole.

5.14 No Material Adverse Change. Since the date of the Antares Financial Statements, there has not been any material adverse change in the business or financial condition of Antares and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

5.15 Contracts and Commitments. Neither Antares nor any of its Subsidiaries is a party to any:

a. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of Antares or one of its subsidiaries of more than $1,000 and not cancelable by Antares or the relevant Subsidiary (without liability to Antares or such Subsidiary) within 60 days;

b. Except with respect to the lease on its business location, lease of personal property involving annual rental payments in excess of $1,000 and not cancelable by Antares or the relevant Subsidiary (without liability to Antares or such Subsidiary) within 90 days;

c. Except with respect to the options referenced above, Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) for ERISA) or program for any of the employees, former employees or retired employees of Antares or any of its Subsidiaries;

d. Commitment, contract or agreement that is currently expected by the management of Antares to result in any material loss upon completion or performance thereof;

e. Contract, agreement or commitment that is material to the business of Antares, and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor salesman, sales representative, value added reseller, distributor, or dealer; or

f. Employment agreement or other similar agreement that contains any severance or terminates pay, liabilities or obligations.

All such contracts and agreements are in full force and effect. Neither Antares nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed or trust, commitment, contract or other obligation of any type to which Antares or any of its Subsidiaries is party or is or may be bound that relates to the business of Antares or any of its Subsidiaries or to which any of the assets or properties of Antares of any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of Antares and its Subsidiaries, taken as a whole. Nuway has not guaranteed or assumed and specifically does not guarantee or assume any obligations of Antares or any of its Subsidiaries. Notwithstanding anything herein to the contray, the only liabilities of Antares of any nature are those liabilities which Antares and Nuways have agreed to pay pursuant to Paragraph 1.5 herein.

5.16 Labor Relations. Neither Antares nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter, which is not likely to have a material adverse effect on the business or financial condition of Antares or any of its Subsidiaries, taken as a whole, (a) Antares or each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices, (b) there is no unfair labor practice complaint against Antares or any of its Subsidiaries pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Antares or any of its Subsidiaries, (d) no representation question exits respecting the employees of Antares or any of its Subsidiaries, (e) neither Antares or any of its Subsidiaries has experienced any strike, work stoppage, or other labor difficulty, and (f) no collective bargaining agreement relating to employees of Antares or any of its Subsidiaries is currently being negotiated.

5.17 Employee Benefit Plans. No material employee pension and welfare benefit plans covering employees of Antares is (1) a multi-employee plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangements, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

5.18 Compliance with Law. The operations of Antares or any of its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Antares or any of its Subsidiaries, taken as a whole, or which would not require a payment by Antares nor any of its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither Antares nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Antares and any of its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their business and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and not suspension or cancellation of any thereof has been threatened.

5.19     Tax Matters

a. Antares and each of its Subsidiaries (1) has filed all non-consolidated and non-combined Tax Returns and all consolidated or combined Tax Returns that include only Antares or any of its Subsidiaries and not Sellers or its other Affiliates (for the purposes of this Section 5.19, such tax returns shall be considered non-consolidated and non-combined Tax Returns) required to be filed through the date hereof with respect to the time periods covered by such non-consolidated and non-combined Tax Returns and shall timely pay any such Taxes required to be paid by it after the dates hereof with response to such Tax Returns and (2) shall prepare and timely file all such non-consolidated and non-combined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns, (3) all such Tax Returns filed pursuant to clause (a) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

b. All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of Antares or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions, of Antares or any of its Subsidiaries have been properly included and reflected thereon. Antares shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of Antares or any of its Subsidiaries, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, Antares's consolidated federal income tax return for such taxable years. Antares will timely file a consolidated federal income tax return for the taxable year ended December 31 and such return shall include and reflect the income, activities, operations and transactions of Antares or any of its Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of Antares or any of its Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Antares or any of its Subsidiaries and do not generally relate to matters affecting other members of Antares's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Antares has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

c. Neither Antares or any of its Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 of the Technical and Miscellaneous Act of 1988.

d. Neither Antares or any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consistent under
Section 341 (f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

e. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Antares or any of its Subsidiaries, or their assets or operations and no power of attorney granted by Antares or any of its Subsidiaries with respect to any Tax matter is currently in force.

f. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Antares, its Subsidiaries or their assets or operations.

g. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

h. No property of Antares is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Antares or any of its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

i. There have been delivered or made available to Nuway true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by Nuway as may be relevant to Antares, its Subsidiaries, or their assets or operations of any and all periods ending after December
31, 1998, or for any Tax years which are subject to audit, or investigation by any taxing authority or entity.

j. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee of former employee of Antares or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

     5.20     Environmental Matters

a. At all times prior to the date hereof, Antares and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violations of which would have a material adverse effect on the business or financial conditions of Antares or any of its Subsidiaries, taken as a whole, or which would require a payment by Antares and its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

b. The environmental licenses, permits and authorizations that are material to the operations of Antares and its Subsidiaries, taken as a whole, are in full force and effect.

c. Neither Antares or any of its Subsidiaries has released or caused to be released on or about the properties currently owned or leased by Antares or any of its Subsidiaries (the "Properties") any (i) pollutants,
(ii) contaminants (iii) "Hazardous Substances," as that term is defined in
Section 101(14) of the Comprehensive Environmental Response Act, as amended or (iv) "Regulated Substances," as that term is defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remediated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of Antares or any of its Subsidiaries, take as a whole.

5.21 Brokers or Finders. Antares has not employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payments in connection with the exchange of the Antares Shares with Nuway.

5.22 Absence of Certain Commercial Practices. Neither Antares nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property, however characterized, to any finder, agent, government official, or other party in the United States or any other country, which is in any manner related to the business or operations of Antares or any of its Subsidiaries, which Antares or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither Antares nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

5.23 Transactions with Directors or Officers. Antares and its Subsidiaries do not engage in business with any Person in which any of Antares's directors or officers has a material equity interest. No director or officer of Antares owns any property, asset or right that is material to the business of Antares and its Subsidiaries, taken as a whole.

5.24. Borrowing and Guarantees. Antares and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

5.25 SEC Reporting. Antares has registered its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, by filing a registration statement on Form 10-SB. Antares has not received any comments to said registration statement or, in the event comments were received, any such comments were resolved by an amendment and Antares has been notified by the Securities and Exchange Commission ("SEC") that it has no further comments to the registration statement. Antares has not received any notice, letter, inquiry or other communication from the SEC regarding its status as a reporting company under Section 12(g) of the Securities Exchange Act.

6. Representations and Warranties of Nuway. Nuway represents and warrants to Antares that, to the Knowledge of Nuway (which limitation shall not apply to Section 6.3), and except as set forth in the Nuway Disclosure letter:

6.1 Organization of Nuway; Authorization. Nuway is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of Nuway and this Agreement constitutes a valid and binding obligation of Nuway; enforceable against it in accordance with its terms.

6.2 Capitalization. The authorized capital stock of Nuway consists of 1,500 shares of common stock, with no par value. As of March 6, 2001 Nuway had 960 shares of common stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of Nuway are validly issued, fully paid and non-assessable.

6.3 Ownership of Nuway Shares. The delivery of certificates to Antares provided in section 1.1 will result in Antares's immediate acquisition of record and beneficial ownership of the Nuway Shares, free and clear of all Encumbrances other than as required by State and Federal securities laws, which shares will constitute all of the issued and outstanding shares of Nuway.

6.4 No Conflicts as to Nuway and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Nuway shares to Antares will (a) violate any provision of the certificate of incorporation or by-laws (of other governing instrument) of Nuway or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt of obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Nuway or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Nuway or any of its Subsidiaries is subject, or (c) violate any statute of law or any judgment, decree, order, regulation or rule of any court of other Governmental Body applicable to Nuway of any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of Nuway and its Subsidiaries, taken as a whole.

6.5 Consents and Approvals of Governmental Authorities. No consent approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Antares or Nuway or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Nuway or the consummation of the sale of the Nuway Shares to Antares.

6.6 Other Consents. No consent of any Person is required to be obtained by Antares or Nuway to the execution, delivery and performance of this Agreement or the consummation of the sale of the Nuway Shares to Antares including but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse affect on the business and financial condition of Antares or Nuway.

6.7 Financial Statements. Nuway has delivered to Antares consolidated balance sheets of Nuway and its Subsidiaries as at January 31, 2001 and statements of income and changes in financial position for the period then ended January 31, 2001, together with the report thereon of Nuway's independent accountant (the "Nuway Financial Statements") and shall be utilized in any SEC filing in compliance with Rule 310 of Regulation S B promulgated under the Securities Act.

6.8 Brokers or Finders. Nuway has not employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payments in connection with the sale of the Nuway Shares to Antares.

7.     Access and Reporting; Filing with Governmental Authorities; Other
Covenants.

7.1 Access Between the Date of this Agreement and the Closing Date. Each of Antares and Nuway shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Antares or Nuway, as the case may be, and to its books an records, (b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.2 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Antares shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Antares, except for the acquisition of the Nuway Shares by Antares.

7.3 Regulatory Matters. Antares and Nuway shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8.     Conduct of Antares's Business Prior to the Closing.

8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Antares shall cause conduct its business in all material respects in the ordinary course.

8.2 Business Organization. Between the dates of this Agreement and the Closing Date, Antares shall (a) preserve substantially intact the business organization of Antares; and (b) preserve in all material respects the present business relationships and good will of Antares and each of its Subsidiaries.

8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, Antares shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

a. Issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

b. Create or suffer to be created any Encumbrances thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

c.     Reclassify, split up or otherwise change any of its Equity
Securities;

d. Be party to any merger, consolidation or other business combination;

e. Sell, lease license or otherwise dispose of any of its properties or assets (including but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of Antares and its Subsidiaries, taken as a whole except in the ordinary course of business; or

f. Organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

8.4 Other Restrictions. Between the date of this Agreement and the Closing Date, Antares shall not:

a. Borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

b. Create any material Encumbrance on any of its material properties or assets.

c. Increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

d. Create or materially modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

e.     Make any capital expenditure or acquire any property or assets;

f. Enter into any agreement that materially restricts NUWAY or Antares or any of their Subsidiaries from carrying on business;

g. Pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business or obligations reflected in the Antares Financial Statements of incurred in the ordinary course of business and consistent with past practice since the date of the Antares Financial Statements; or

h.     Cancel any material debts or waive any material claims or rights.

9. Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1 Business Day - Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

9.2     Code - The Internal Revenue code of 1986, as amended.

9.3 Encumbrances - Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal of State securities laws.

9.4 Equity Securities - See Rule 3a-11-1 under the Securities Exchange Act of 1934.

9.5 ERISA - The Employee Retirement Income Security Act of 1974, as amended.

9.6 Governmental Body - Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), and subdivision, agency, commission or authority thereof.

9.7     Knowledge - Actual knowledge, after reasonable investigation.

9.8 Person - Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, of Governmental Body.

9.9 Subsidiary - With respect to any Person, and corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.     Termination.

10.1 Termination. This Agreement may be terminated before the Closing Date occurs only as follows:

a.     By written agreement of Antares and Nuway at any time;

b. By Nuway, by notice to Antares at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if the satisfaction of such a condition is or becomes impossible;

c. By Antares, by notice to Nuway at any time, if one or more of the conditions specified in Section 2 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur if satisfaction of such a condition is or becomes impossible;

d. By either Antares or Nuway, by notice to the other at any time after March 15, 2001.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

11     Notices.  All notices, consents, assignments and other
communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmation), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate address, telex numbers and facsimile numbers set forth below (or to such other address, telex number and facsimile numbers as a party may designate as to itself by notice to the other parties).

If to NuWays, Inc.:

     Mr. James Ferras
     NuWays, Inc.
     24338 El Toro Road, Suite 335
     Laguna Hills, California 92653

If to Antares Capital Corp.:

     Mr. Timothy J. Brasel
     Antares Capital Corp.
     5770 South Beech Court
     Littleton, Colorado 80121

12.     Miscellaneous.

12.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

12.2. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

12.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.4 Exclusive Agreement: Amendment. This Agreement supercedes all prior Agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.6 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Colorado, without regard to the conflicts of law principles thereof.

12.7 Binding Effect. This Agreement Shall insure to benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of Antares shall be needed in connection with any merger or consolidation of Nuway with or into another entity.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized and entered into as of the date first above written.

                                    NUWAYS, INC.


                                    /s/ Peter J. Ferras
                                    By:  Peter J. Ferras
                                    Its:   President


                                    ANTARES CAPITAL CORPORATION


                                    /s/ Joseph J. Pierce
                                    By:  Joseph J. Peirce
                                    It:     President







                               EXHIBIT A

Nuways Shareholder          No. of Shares         Shareholder's Signature

Peter J. Ferras                 875               /s/ Peter J. Ferras

John Horne                       5                /s/ John E. Horne

Fred Wallace                     5                /s/ Fred Wallace

FlashRUs, Inc.                   50               /s/ Mohammad Habach
                                                  By: Mohammad Habach
                                                  Its:  President

Karl William Roller              2.5              /s/ Karl Roller

Nuads Global, Inc.              22.5              /s/ Karl Roller
                                                  By: Karl Roller
                                                  Its: President